Exhibit 99.2
DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

DOBSON COMMUNICATION
Moderator: Warren Henry
May 11, 2006
9:00 a.m. CT
Operator: Good day everyone and welcome to this Dobson Communications First Quarter 2006 Earnings Results conference call. Today’s call is being recorded.
For opening remarks and introductions, I’d like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.
Warren Henry: Good morning. Today’s call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s plans and expectations. Such statements are inherently subject to a variety of risks and uncertainties and actual results could differ materially from those projected.
We discuss the list factors that could impact the company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission, including the first quarter 10-Q, which we filed yesterday.
Given these concerns, investors should not place undue reliance on forward-looking statements.
With that, I will turn the call over to Steve Dussek, CEO and President, Dobson Communications.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

Steve Dussek: Thank you, Warren, and good morning to everyone. We appreciate all of you joining us on the call today. Also participation are Chairman Everett Dobson and our CFO, Bruce Knoohuizen, both who will be available for Q&A after our prepared comments.
Over the past 12 to 18 months, Dobson Communications has been working diligently to improve a number of key areas of our business. We initiated plans to increase ARPU, to improve EBITDA and margins, to strengthen roaming relationships with key GSM partners, to enhance our senior leadership team in the sales and marketing areas, to improve our cost structure, to migrate our customer base to GSM, and to begin growing our subscriber base once again.
Throughout this time frame, we have shown improvements in most of these areas, as highlighted on previous conference calls. The lone exception was in the subscriber growth area. We are pleased to announce the continuation of these improvements with our first quarter results.
Our first quarter performance was in line with our expectations, and set the stage for solid performance in 2006 as a whole. Our results in terms of gross adds, sales mix, service revenue, roaming revenue, operating expenses and EBITDA for the first quarter were consistent with our expectations. And, our performance on churn was particularly encouraging.
We reduced postpaid churn by 54 basis points to 2.08 percent in the first quarter, so a more rapid improvement that we had expected from the fourth quarter of 2005. For the first time in six quarters, we reported positive net additions. Based on improved churn, we expect our net adds to be in the 30 to 40,000 range for 2006 as a whole.
Our success in managing churn starts with the continued improvement in network performance over the past year. We have invested in network capacity and technology to assure that Cellular

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

One customers have an excellent user experience every time they hit the send button. This effort will continue as customers demand excellence in their network service.
Next, the quality and productivity of our customer care organization continue to improve during the first quarter. You may recall that in the middle of last year, we completely reorganized our care organization. Specific customer care and related financial functions are now concentrated in individual call centers and most of our call center staff have undergone additional training. The reduction in churn shows that our call center teams are increasingly comfortable in their new customer care role for basic customer care, solving issues with handsets or explaining bills, to retention and collections. We have upgraded and continue to upgrade our call center’s capabilities with advanced tools including networking with call centers to better manage call traffic so they can respond quickly and effectively to customer needs.
In addition, we have rolled out compelling new products that help us boost retention. For instance, the new statewide unlimited calling plan is a simplified easy to understand product with which to begin the conversation with the potential new customer or a long-term subscriber who is considering signing a new service contract. In terms of these established customers, we are initiating contact earlier to resign them, often four to six months before their contracts expire. We’re making sure that they understand the many products and services we have to offer and also how important their business is to us.
Another positive influence on churn, has been the reduced negative impact of TDMA postpaid churn is that part of the base (tricks). At the end of the first quarter, 75 percent of our customers were on GSM calling plans. We expect to be approximately 90 percent GSM by year-end.
We have also improved customer care and reduced churn because the entire effort is now organized and centralized under the leadership of a single executive, our Vice President of

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

Operations, Brian Boone. Under this new structure, our expectations for excellent customer service were much better defined, and accountability is more focused.
Finally, our entire workforce is now focused on one goal, do the right thing for the customer and the company, and this effort involves all of us at Dobson, not just our customer care organization. Starting with the first customer contact in our retail stores, we are committed to delivering unparalleled customer service. With new processes, training and accountability, we are focused on meeting each customer’s needs as directly and quickly as possible whether that involves explaining a new (current) plan or simply changing a customer’s mailing address immediately in the store when the customer walks in off the street. This is a much more satisfying customer experience than being told, you must call the call center to take care of that.
So in summary, we are very pleased with our progress in reducing postpaid customer churn from 2.82 percent in the third quarter of 2005 to 2.08 percent in the first quarter this year. We are committed to retaining an even higher percentage of our customers going forward.
As with recent trends in ARPU, churns should increasingly reflect seasonally influences, product mix and other operating factors and be less effected by the remaining transition of our base to GSM.
Lower postpaid churn justifiably receive the most attention since we announced our preliminary results, but I would like to point out the significant progress we have achieved in other areas of the business since beginning of the year. We reported a 125,300 growth subscriber additions for the first quarter, an increase of two percent over the fourth quarter of 2005 and three percent over the first quarter of 2005. Post paid gross adds increased five percent sequentially from the fourth quarter of ’05 and by 9.6 percent from the first quarter 2005.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

First quarter sales were in line with our expectations, and we expect to continue building sale momentum through the year. As a result of our strong churn and gross add performance, we added 2,500 subscribers to our customer base in the first quarter. We are very pleased to return to positive net adds overall, but equally is pleased with the strength in postpaid. We went from losing a significant number of postpaid customers in the third and fourth quarters of last year, 34,500 in the third and 28,000 in the fourth, to breakeven in the first quarter of 2006. We exited the first quarter in March with our strongest postpaid month and the early second quarter trend continues to be positive.
ARPU was $46.76 for the first quarter of 2006, almost $4 higher than ARPU for the first quarter of 2005, and 66 cents higher than ARPU for the fourth quarter of last year. First quarter ARPU reflected seasonally lower usage, but also included additional ETC funding gained in late January. Total ETC funding for the quarter was $11.9 million.
Data ARPU increased again to $3.34 for the first quarter of 2006, compared to $2.90 in the fourth quarter of 2005, and $2.56 in the third quarter. Data ARPU in the first quarter of 2005 was $1.82.
Roaming traffic got out to a fast start in the first quarter, as we reported 566 million minutes of use, an increase of 43 percent over the first quarter of 2005 and a slight decrease from the fourth quarter of 2005.
The level of first quarter roaming traffic and the average yield of 9.7 cents were consistent with our expectations for the quarter. I’d like to note here that our guidance for the year is 25 to 30 percent growth on roaming traffic on a year-over-year basis.
As a result of our strong achievements, we reported first quarter EBITDA of $92.5 million, again in line with our expectations. This represented an increase of 2.6 percent over the first quarter of 2005.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

In addition to the operating results from the first quarter, let me touch briefly on some of the other important activities that we have worked on throughout the quarter. We announced four agreements to acquire a new property since the beginning of the first quarter. Those markets were the Texas 15 RSA, plus Virginia 7 ion the Nome and Kodiak, Alaska markets. Each of these acquisitions fix the criteria that we’ve used in the past. They are adjacent to our existing operations in those areas, have solid spectrum position, provide for added growth opportunities and provide the opportunity for us to capture more of our minutes on network. These are attractive strategically and financially, and Bruce will provide more detail in them in his commentary.
We have also continued our strategy of strengthening our overall spectrum position with the closing of the T-Mobile Spectrum purchase, which was previously announced last year. This acquisition gives us an additional 10 megahertz of spectrum, over 3.4 million (pops). With this acquisition, we now have at least 35 megahertz of spectrum over 52 percent of our (pops) and upon completion of the Texas and West Virginia acquisition, that number will increase to approximately 54 percent.
With respect to the upcoming AWS Spectrum (margins), as we have said on prior calls, that we may participate. In fact, we filed a short form application, or Form 175, with the FCC yesterday and will keep our options open. We would be focusing on spectrum that would improve our existing footprint. As we have stated in the past, we will focus on value and approach these options prudently. In the event we choose to participate, American Cellular would be the bidding identity we would use.
In closing, I would like to say, as pleased as we were with the company’s first quarter results, we look at the first quarter as the first leg of a long race. No one on our team is declaring victory and we are all extremely focused on elevating our performance going forward. We are all excited by

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

the many opportunities and challenges that lay ahead of us. Thank you all for your continued interest, and with that, I’ll turn it over to Bruce.
Bruce Knoohuizen: Thank you, Steve. Consistent with that best practices, I’ll briefly discuss certain financial highlights and I’ll try not to repeat the items that Steve has already touched upon. First, operating revenue for the first quarter was $287.6 million, which was a decline of 6.6 million from the fourth quarter, but an increase of 15.8 million from the first quarter last year. However, we have seen continual increases in service revenues this quarter from both the first and four quarters last year. This growth has been attributable to the growth in ARPU that Steve talked about.
Our customers are now averaging approximately 596 minutes of use per month as compared to 494 MOUs in the first quarter of last year and 580 minutes in the fourth quarter of last year. 2005 MOU numbers are revised from previously released data, but this correction has no impact on any other previously released operating or financial results.
Roaming revenue, on the other hand, increased from the first quarter last years due to a strong year-over-year minute growth, (saving) a reduction in roaming yield. But first quarter roaming revenue was lower than the fourth quarter due to seasonally lower mix on top of the lower yield.
Total operating expenses for the first quarter were 195.1 million as compared to 181.6 million in the first quarter of 2005 and 198.5 million in the fourth quarter of 2005. The reduction from last year’s fourth quarter was achieved despite Dobson Communications beginning to expense options in the first quarter this year.
Within operating expense, cost of service declined slightly from 77.4 million in the fourth quarter 2005 to 76.1 million in the first quarter of 2006. We saw slight increases in areas such as in

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

collecting the network expenses, but they were more than offset by lower costs associated with (toll) and feature costs.
(BPGA) was up slightly from (40 to $35) in the fourth quarter of last year to $439 this quarter. While we may made progress in reducing our overall handset subsidy this quarter, and while TDMA and GSM migrations declined, the related saving were offset by retention costs for GSM customers coming out of contract, and an increasing compensation in AJ commission levels. The results of all these efforts help lead to the increased level of postpaid gross add, and the significant reduction in churn.
At the end of March, 84 percent of our postpaid customers were under contract with an average customer length of almost 14 months. This compares to a year-end 2004 level of 71 percent under contract, and an average contract license of 13 months. And as Steve mentioned, at the end of the quarter, our subscriber base is now approximately 75 percent GSM. On a postpaid basis, it’s closer to 80 percent GSM.
Finally, general and administrative expense declined by approximately 4.7 million in the first quarter as compared to the fourth quarter of last year. SFAS 123R, the non-cash expensing of stock options was implemented in this quarter resulting in 1.8 million of additional expenses, most of which is classified in G&A. This cost was more than offset primarily by reduction in bad debt, which is directly attributable to our effort in collections and reduced in voluntary churn results.
All of this resulted in EBITDA of 92.5 million, which was 2.3 million higher than what we achieved in the first quarter of last year, despite more gross additions and the expensing of options. Capital expenditures for the first quarter were 31.3 million, cap ex and EPS was 20.3 million, and a ACC, we spent 11.0 million.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

We ended the first quarter with 179.5 million of cash and investments on our balance sheet, 2.5 billion in long-term debt, and 135.7 million in preferred securities. In the first quarter, we completed the redemption of the remaining 12-and-a-quarter and 13 percent preferred issues, so there is zero outstanding at the end of the quarter of these securities. For the quarter, we produced approximately 24 million of free cash flow after cap ex, interest and dividends and working capital. We also recently announced the refinancing of our current 250 million first priority senior secured floating rate notes, which we expect to complete over the next few weeks.
Finally, we have announced a number of smaller transactions. Steve has addressed the strategic importance of these acquisitions to our operations. The four announced acquisitions, Kodiak in Nome, and Alaska; Texas 15, and the most recently announced transaction, Highland Cellular in West Virginia, will be purchased for an aggregate amount of $122 million. In terms of the financial impact, this translates to a purchase multiple of just over six times forward EBITDA.
For 2006, these transactions should have minimal impact and EBITDA due to the timing of the expected closed dates. However, first year capital expansion needs will be approximately 15 million, which would increase the total Dobson guidance from our original 155 million of cap ex to a new $179 million of cap ex for 2006.
The two Alaska acquisitions, purchased for a total of approximately two million, will be purchased through DCS using existing cash. The other two will be purchased through American Cellular. At American, we anticipate using a combination of cash and issuing additional debt most likely in the form of a senior secured instrument. We would expect any additional debt to be structured whereby free cash flow from the operations can be used to retire the debt at or near par. And since we expect positive EBITDA going forward, any additional borrowings would have a minimal impact on our credit statistics.
With that, I would now like to open this session to Q&A. Thank you.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

Operator: Thank you. If you’d like to ask a question today, please press the star key followed by the digit one on your touch-tone phone. If you’re using a speakerphone, please be sure to pickup the handset or turn off your mute function in order for your signal to reach our equipment. Once again if you’d like to ask a question today, please press the star key followed by the digit one. We’ll pause a moment to assemble our question roster.
We’ll go to Tom Lee with JP Morgan.
Tom Lee: Hi, good morning, guys.
Male: Good morning.
Tom Lee: Congratulations. I mean, you know, at least I was – I’m still pretty shocked at the cost control you guys demonstrated in the quarter, so I had a couple of questions. You know, one, we saw an absolute reduction in your expenses from Q4 to Q1, and I was hoping if you could just give us a better idea, you know, how much of this could we attribute to G&A, maybe some flow through from the cost into consolidation, et cetera. And then the second part relates to migrations, because I know you talked about the fact that you’re seeing migration level slow. So I’m wondering, you know, is the 68,000 the high water mark for the year for migrations? And if it is, could you just give us an idea – think about parameters for the handset upgrades that are coming in the install base. Thanks.
Male: Let me talk a little bit about some of the cost and what we saw in the first quarter. Most of the cost, absolute cost reduction from last year fourth quarter to this year, did come in G&A. The biggest piece of that was the uncollectible expense. It’s dropped quite a bit as our overall churn rate has dropped, our involuntarily churn has dropped significantly as well, and as you know, involuntary churn leads to bad debt. And so, obviously that’s a great accomplishment for us.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

We also look for strong cost controls. In terms of some of the other areas, particularly cost of service, I would expect to see those levels increase throughout the year, primarily due to the fact that we continue to add cell sites, we continue to get additional minutes on our network, and as you know, particularly in the second and third quarter, roaming is quite a bit higher from a seasonal standpoint, so you can expect that line item to increase because of that. Now, we’ll have more revenue as well in those time periods, but the cost will go up.
Generally, we’ve seen some great things happening in our call center consolidation. Most of it has to do with the way we’re operating the business in terms of the customer service and retention. So I think a big part of the savings you’re seeing in our call center consolidation is actually translating towards a lower churn rate, and better customer retention.
Tom Lee: Great. And then could you guys hit on the migration?
Male: Yes. In terms of the migrations, as you know, we had said we expect to be somewhere between 80 and 85 percent in the total basis migrated by the end of the first half of this year, and between 90 and 95 percent by the end of the year, and we still think that those numbers are very achievable and, you know, the migrations obviously will slow down at some point as you continue to get further and further into that base.
Tom Lee: And if I could just follow up on that, Steve, I know you mentioned in the past that you guys thought the goal for churn would be sort of the low two percent range, or that it was very achievable for Dobson. I guess when you look at your postpaid base this year, when you start applying a lower churn rate, you know, you’re going to start to see an absolute increase in the number of postpaid customers. Could you just give us some insight so, you know, if you think that sort of thought process is correct, and maybe when we could start seeing positive postpaid subscriber growth?

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

Steve Dussek: Well, I think what we’ve said in the past, Tom, is that, you know, and we still believe, that we would return to what we would consider more historical levels of churn. You know, as you’ve said, we’ve seen sort of solid progress on the postpaid churn level. We think there’s, you know, additional opportunities for us there and that we would expect to see, with those additional opportunities, and conversely the improvement on the gross add mix in the postpaid area that we should begin to see, you know, growth in the postpaid sub-base. But in terms of putting a number where churn goes and again, it’s challenging to do that. We’re very focused on what’s got us to this point. We continue to believe there’s opportunity to further, you know, improve that through, you know, our focus.
And to your point specifically in terms of postpaid, we would expect that the postpaid growth would, you know, we tend to see that, you know, as we progress through the next part of the year here.
Tom Lee: Great. Congratulations, guys. Great quarter.
Steve Dussek: Thanks, Tom.
Operator: We’ll go next to Michael Nelson with Stanford Group.
Michael Nelson: Thank you. I have two questions regarding your sales and marketing strategy, can you talk about what impact you’re seeing from your unlimited plans and how the take rates look? And also, have you seen any meaningful impact from your Radio Shack channel yet and when do you expect that channel to provide meaningful results? Thanks.
Male: Thanks, Mike. Yes, first on the statewide, the statewide unlimited plans are doing exactly what we intended them to do and that was improve and drive additional traffic through our locations.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

They’re, you know, in their construct, they’re simple, they’re easy to understand, and they’re easy for our sales reps to sell and certainly easy for the customer to understand in terms of what to offer.
In terms of what, you know, percentage of our mix that is, as I’ve said in the past, you know, it’s, you know, less than half of our gross subscriber additions that are coming on these plans. And, you know, so they are having the desired impact in terms of driving additional traffic in and helping us, you know, shift, you know, the mix to more of a postpaid mix.
In terms of the Radio Shack agreement, first quarter, the impact there was not substantial. We’re still working through a lot of the details in terms of the training and getting the Radio Shack personnel up to speed and we would expect to have, over the next couple of quarters, to start to see some improvement. But it doesn’t see the meaningful part of our – of our sales mix in the first quarter.
Michael Nelson: Great. Thanks and good luck.
Male: Thank you.
Operator: We go next to David Sharret with Lehman Brothers.
David Sharret: Good morning, guys. First on the subscriber (gross) study, again, I mean, plus the impressive churn. I just want to dig in on the (gross) add side, and your guidance in the fourth quarter was for 10 to 12 percent growth in (gross) adds. You saw that in postpaid, maybe not. Overall, just, you know, do you still think that guidance is achievable as you look toward the next couple of quarters, and where would that out performance come from on gross adds? Would it be more on the postpaid side, or will you see more contribution from prepaid?

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

And then maybe just on the ARPU side, you know, you talked about there was, I mean, as we calculate – if you strip out USF, there was a decline sequentially from the fourth quarter in terms of – in terms of ARPU. And, I guess, just some of the factors. You talked about usage, but unless I’m looking at it wrong here, minutes of use I thought were up quarter-over-quarter, and just, you know, the drivers to get from 4676 level up to your guidance range 48-and-a-half, 49-and-a-half. Thanks.
Steve Dussek: Yes, David, this is Steve. Let me talk to the gross add side, our guidance is the same. It remains the same on gross ads, and we believe as the – you know, we implemented the statewide plans about the middle of – we implemented them internally towards the end of January and really started promoting them in the first, excuse me, the second part – middle of February. So their impact on the first quarter wasn’t, you know, it was about, you know, half of the quarter.
So in terms of the guidance, again, we’re sticking to the guidance, we believe that the gross add growth will, you know, continue and that both the post and the prepaid, quite frankly in the first quarter, were up both sequentially and year-over-year.
So we see while there’s still strong growth in the postpaid, but also in prepaid, we felt we’re actually off quarter-over-quarter. So our growth, we see, you know, it’ll come from all channels, but we expect that postpaid and prepaid both will support the guidance that we’ve given.
Male: In terms of the ARPU, you’re absolutely right, David. You back out ETC, ARPU actually went down a little bit from the fourth quarter to the – from the fourth quarter to the first quarter. Historically, that’s typically what we saw and while the minutes were up slightly on a per customer basis in the first quarter, there are a lot more on the GSM plans that have a little larger bucket. But ARPU still is a very seasonal type item. And so, as you look out into the second and third quarter, we’d expect that the ARPU will increase – the raw ARPU without ETC will continue to increase as more and more the minutes are outside the bucket minutes even with the new GSM.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

Now in terms of that, in the first quarter, we also, as we may have mentioned before, had a promotion for a partner plan that ran out in the first quarter that basically gave certain subscribers a free partner for three months, so that will not – will only partially be reflected in the second quarter and obviously in the third and fourth quarter, it won’t be in those numbers at all, which increases ARPU.
And we continue to expect to sell more and more data features which continue to grow and add to ARPU. And so in terms of where ARPU is in the first quarter, it’s overall a little bit higher than the fourth quarter. The raw ARPU without ETC was a little bit lower, but we expect that to grow again through the elimination of some of those – the run off of some of the promotions through the seasonality of the ARPU as well as continued growth particularly in the data area.
David Sharret: Thanks. Just one follow on that point, just in terms of (USF), the 11.9 million you talked about, is that a good run rate? Does that reflect the full quarter of Alaska and the other wins? You’d announced ETC ((inaudible)) you announced in January. And maybe just – one other just strategic question, I don’t know if you guys can address, just, you know, you’ve done a lot of – you’ve been pretty active in terms of (M7A), as you mentioned, just, you know, the landscape as you see it right now, are there potential opportunities, the criteria you’re using as you think about valuation and how you think about funding those in terms of cash verses equity going forward.
Male: Yes, in terms of that first one, the 11.9 had two months of Alaska and Minnesota in it, so a run rate is really closer to about 13 million in ETC. In terms of the acquisitions, Everett?
Everett Dobson: Yes, this is Everett. I’ll give you some – a little bit of reflection on that. As Steve said, the acquisitions that we are – have announced over the last few months, met a very strict criteria. And to answer your question, are there others out there? And the answer is probably “yes”. There are a handful of what I’d call (“smart operators”) that are adjacent to or within the areas that

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

we operate that we’re constantly looking at. But they need to meet the criteria we established which are adjacent or close proximity. We like to see upside potential. We very much like to see a consistent technology platform such as GSM. We like (A50 Spectrum). We like less – we like more – like the operations to be more rural in nature and less competitive as a result. We like to see, you know, a well run operation and frankly, Highland Cellular is a good example of that.
It has a high degree of confidence in the management team there and what they’ve been able to accomplish, and that is always nice to see in an acquisition. They can certainly be – the transition expense and risk associated with the transition and acquisition are certainly high for an operation that you don’t have a lot of confidence in.
So there’s a fair amount and we’re consistently looking at them.
David Sharret: Great. Thanks, Everett. Thanks, guys.
Operator: We go next to Pat Dyson with Credit Suisse.
Pat Dyson: Thanks, good morning. I guess, Bruce, just first to you, on the – you talked about the new financing at the (MCL) level, could you just maybe give us your thoughts as to how that new financing, like I guess in the form of a credit facility, impacts your thoughts, if there is any impact on your thoughts as to refinancing the (MCL 10’s). And then the second question will be on the operational front and I guess just on the roaming guidance. You reiterated the roaming guidance of 25 to 30 percent, but you’re obviously well ahead of that in the first quarter. Maybe just give us a sense as to how we should expect roaming to track throughout the year and are you positioning yourself to maybe be at the high end of that guidance given the strong first quarter performance on roaming. Thanks.

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

Bruce Knoohuizen: Let me first talk about (MCL), you know, I think we’ve been pretty consistent saying we’d love to refinance those notes when it makes sense over the (MCL). They are 10 percent coupons to us. Certainly, that will be determined in a great part on the markets and what is economically feasible and add values to Dobson before we review that. Any financing that we put in, and we’re not talking about necessarily large amounts, but any additional financing that we put in, we would certainly try to make sure we had flexibility to attack any of the high cost portions of our debt structure including the (MCL) bond. So our feeling is still the same. We love to refinance them at the right time at the right price, and anything we do won’t jeopardize our ability to do that, at least that will be our intent.
Pat Dyson: OK. Just a quick – a quick follow up on that would be, what’s the right level of cash do you think should be on the balance sheet at (MCL) given the fact that the you’re obviously growing cash there now?
Bruce Knoohuizen: Well, we haven’t given out specific numbers, but to your point, we are growing cash flow at that entity and we do have the ability to downstream money from the parent company if we need to. We have a little cash up there. I am more interested in not just the raw amount of cash that we have, but the flexibility that we’ve got around other sources of cash, whether it be ((inaudible)) facility, whether it be the availability of reaching cash from the parent company. But the important issue is the one that you stated, and that is the growing cash flow.
Steve Dussek: And, Pat, this is Steve, on the roaming question, you’re right. We still expect that our guidance of 25 to 30 percent year-over-year growth is on. The first quarter year-over-year growth at 43 percent, it’s hard to imagine that certainly continuing. And, you know, as we look forward in terms of where we fall in that range, we’re comfortable with that guidance, and, you know, the 25 to 30 percent, but in terms of where it falls in there, it’s early in the year. This is, you know, it’s a seasonal nature of roaming and usage in general makes it, you know, a bit premature to be

DOBSON COMMUNICATION
Moderator: Warren Henry
05-11-06/9:00 a.m. CT
Confirmation # 1486897

talking about where it falls in the range. We’re comfortable with the guidance that we’ve given and feel that that 25 to 30 percent is where we will fall.
Pat Dyson: OK, fair enough. Thank you.
Operator: We go next to Ric Prentiss with Raymond James.
Ric Prentiss: Yes, good morning, guys.
Male: Hey, Ric.
Ric Prentiss: It’s nice to see the positive in adds; a lot of hard work to get you there. That’s nice to see. A couple of questions I wanted to follow up on some of the ones that were asked earlier. On the RPU side, you mentioned how you’re still looking at the 4850, 4950 kind of range for RPU, is that for an average for the year, or is that the exit of the year kind of fourth quarter number? What are you thinking the trend is on RPUs, and what does that guidance imply?
Male: Yes, that really is the average for the year and from a typical seasonal pattern, we expect to see ARPU increase in the second quarter over the first quarter, and then increase again the third quarter over the second quarter. But then we have a slight decline in the fourth quarter.
Ric Prentiss: OK, and then on the – and I assume, if you look a the mix, if you strip out the (USF), given that you had the big bump in first quarter on (USF), almost, you know, two-thirds of the Alaskan Montana. If you look at local voice verses local data, what do you think the trend lines are in that? Is local going to continue? Is voice going to continue to slide down a little bit and data is going to more than make up for it? Or is there a pick up in the usage and the overage like you talked about?

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Male: Well, certainly in the near term, you’ll see pick up in the voice from usage and people breaking their bucket over the next couple of quarters. But we also do expect to see data to continue to grow.
Ric Prentiss: OK, and then we’ll circle back on the M&A front, a couple of questions there. Bruce, I think you mentioned that the total price of 122 million implied about a six times multiple of four EBITDA. At this time, I’m not sure what “four” means. Does that mean (low seven) EBITDA that that’s a multiple of, or is it next 12 months or what are we looking at when you say it’s a six times multiple?
Bruce Knoohuizen: Yes – no, I’m looking at it from our (closed day) going forward. It’s basically ’07. The largest transaction won’t close until the end of the year – towards the end of the year.
Ric Prentiss: Got you. And on the roaming side ((inaudible)) some of the past question were, where are you at as far as the percent of your roaming minutes coming from T-Mobile? I know they’ve been increasing pretty dramatically their percent of (850) or dual frequency handsets, and I guess you haven’t been able to roll out a whole lot of that spectrum purchase from them yet obviously.
Male: You know, what we’ve seen, they continue to steadily increase in terms of the overall percent of roaming MOUs, Rick. They’re, you know, just approaching nine percent of the total roaming minutes.
Ric Prentiss: So one would expect there’s some nice upside there as we look out into maybe the future years about what T-Mobile could be driving to from a roaming perspective.
Male: Well, we certainly went into this with the ((inaudible)) that they want to increase their roaming on our network, so we share the same thoughts.

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Ric Prentiss: It’s a matter to get them to come online. OK, great. Good luck, guys.
Male: Thank you.
Operator: We go next to Matt Englehardt with Sankaty Advisors.
Matt Englehardt: Hi, guys, I have a couple of questions about gross adds. First, approximately what percent of your gross adds come from family plans? Is it closer to 20 to 25 percent, or is more like 40 percent? And then how much has this changed over year-over-year? And then the second question would be, is it correct that family friends are not allowed on your unlimited plans?
Male: Well, on the second part of your question, does a partner allow on unlimited? There allowed on unlimited, the statewide unlimited, but the cost of those – $50 is the cost of the statewide unlimited. You can get a partner for $45 on that plan. So they’re allowed on the statewide unlimited for $45.
Matt Englehardt: And then the first part of the question, approximately ...
Male: What percent of the family plan?
Matt Englehardt: Yes and has it changed much to year-over-year?
Male: It hasn’t changed much year-over-year. It’s very closer to your, you now, 25, 30 percent number than the, you know, the upper range that you gave.
Male: And that includes the what we call “partners”, and that includes the partners on the unlimited, which are, you know, significantly higher ((inaudible)) (dollar) ...

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Matt Englehardt: OK, great. Thank you.
Operator: We’ll go next to Kevin Roe with Roe Equity Research.
Kevin Roe: Thanks. Good morning, guys.
Male: Hi, Kevin.
Kevin Roe: Hi – two questions. First, following up on the roaming, you probably say T-Mobile’s numbers this morning. Their MOU was 1,013 minutes, up 30 minutes sequentially. So just sort of big picture, I guess, you know, you have expectations for that to continue to grow, but can you give us a sense of where you expect – if it’s eight, nine percent today as a percent of your roaming minutes? Do you have an expectation of where it will be let’s say at year end as part of your overall roaming revenue guidance?
Male: Well, we haven’t really talked about what percent of our total roaming, but we do expect that T-Mobile will continue growing at a faster rate than Cingular. That’s about specific as we’ve gotten on it. We love seeing those kinds of minutes that they advertise. Certainly that helps us when they ...
Kevin Roe: Right. And have you given – I apologize if you’ve already given these numbers, but have you given any specific GSM metrics as you have in the past, for instance? I think in the past you mentioned churn was running under two percent, ARPU five bucks above TDMA. Do those still hold?
Male: Well, the churn does and the, you know, as we get further into this TDMA base and as it shrinks, Kevin, as I mentioned on the call last time, you start to see that delta decline slightly. So we

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would expect that to occur as we go forward at this last, you know, 15 percent or so, the base that we expect to move over by the end of the year.
Now, in terms of the rate of that growth, you know, going to $5 (slows), but it’s still accretive to ARPU in terms of those customers coming over, just not at the same level.
And, you know, it’s getting – as you get down to that last couple of hundred thousand customers and our approach is being a little bit more measured in terms of how we move in and what offers we give to get them to go over. So, but I think your assumptions right on the, you know, GSM churn and in terms of the $5 delta, you know, declining slightly as we move forward.
Kevin Roe: Great. Thanks, guys.
Male: You’re welcome.
Operator: We go next to Patrick Comack with Zachary Investment Research.
Patrick Comack: Yes, hi – how you doing? What was the postpaid ARPU in the quarter? And can you refresh my memory in terms of what the fourth quarter ETC ARPU was?
Second, when you purchase a company, does that company you purchased automatically inherit the preference that you have with T-Mobile and Cingular? And finally, I mean, you must have decent visibility to, you know, I mean where you remain ...
Male: I’m sorry – we couldn’t hear you.
Patrick Comack: Do you think – I’m sorry, do you think you can grow our postpaid base in the second quarter here based on your visibility so far in the quarter? Thanks.

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Male: OK. In terms of the RPU, we didn’t release postpaid ARPU only this time. I know we had in the past. Keep in mind, in our subscriber base, only about a little over 10 percent of our base is reseller and prepaid. So, you know, we’re still talking about in the upper 80 percent of our base being postpaid. So, the other ones have a low impact on it.
In terms of ETC, ETC in the quarter of our ARPU was about $2.57.
Patrick Comack: OK.
Male: Answer the preference question?
Male: Yes.
Male: The short answer to the question is, it depends upon whether it is a asset sale or a stock sale certainly. But typically even in a stock sale, there is a law that requires or allows us for renegotiation in the event of change or control. I can’t – so the answer is, there’s no – there’s no automatic assumption of the preference in this case when we acquire a market.
I can tell you in the four markets that we had announced recently, the four acquisitions we’ve announced recently, all of those acquisitions consist of what is essentially areas that neither T-Mobile nor Cingular have material operations in since the areas that they need a GSM network. So, again, in terms of criteria, we like to see that. We like to see areas where we are the only GSM provider or where I could become the only GSM provider in terms of a roaming relationship with them.
Male: And then on the fourth part of your question, Pat, with respect to when we grow postpaid subscriber base, when you look historically, as I said from the commentary, from the third quarter

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of last year, losing almost 35,000 customers, the way we broke even in the first quarter was certainly – had been terrific progress. And as we move forward, as I said, we expect to grow that base whether it happens in the second quarter or third quarter, you know, it remains to be seen. But we feel good about our ability to grow the postpaid sub-base.
Patrick Comack: Good deal. Just a follow up, I mean, Cingular just cut a deal with ALLTEL and basically telling ALLTEL where to put GSM radios in their legacy footprint. So these properties that you’re buying don’t inherit the preference, I mean, you do have some competition now in areas outside your footprint, right? Are you – do you discount the competition from ALLTEL putting GSM radios in this Legacy footprint?
Male: Well, I think the answer is that we have – we have an outstanding relationship with Cingular when it comes to fulfilling the needs that they have (roam purposes), and it is customary upon an acquisition to sit down with Cingular and discuss the terms and conditions long-term. And historically, we have been able to garner the preference that is important. And so, we obviously did our due diligence in these transactions, and we’re highly confident that we’ll meet the expectations that we set out for all those acquisitions.
Patrick Comack: OK, thank you.
Operator: We’ll go next to Phil Cusick with Bear Stearns.
Phil Cusick: Hey, guys – can you hear me?
Male: Yes, Phil.
Phil Cusick: Thanks for taking my call. I think that the local business really showed an (inflection) point this quarter and you can hear from the tone of the questions that people, you know, are being

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forced to understand that sort of across the board, and I think that’s great. What I’d like to get into a little more detail on is through the first quarter, can you give us an idea of what churn did in the January, February and March, and also an idea of what we’ve seen since. I’m just trying to not get too excited about 2Q since it’s typically a seasonally lower gross add quarter, but you’ve got the push from new marketing efforts sort of offsetting that. I’m trying to think about 2Q. Could you help us out a little bit?
Male: Well, Phil, typically we don’t break out the quarter in terms of, you know, the month, you know, of churn performed in a given month. I’d just would reiterate our point about, you know, continuing our focus and continuing improvements as we – as we move forward. And I think the important part to understand about churn, too, is that now that we’ve kind of gone to that 75 percent, approach 80 percent of our base being on GSM by mid-year, you kind of take out that negative impact of churn from the TDMA base over time and it now (excels) into what maybe viewed as more seasonal impacts to churn and operational impacts and a little bit more whether it’s predictable or in line with what we’ve seen historically.
But in terms of breaking out the sequential churn statistics, we don’t typically do that. But we are focused on the continued improvements, and believe that we have the opportunity to continue improving, so to address your churn question.
What was the second part of your question?
Phil Cusick: The second part, maybe you could give us an idea of as churn comes down through the quarter, and then give us an update on 2Q, what you’ve seen so far.
Male: In terms of churn?
Phil Cusick: Churn and just the overall business.

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Male: The business, you know, we feel good about where things are. We’ll continue on, as I said, our focus on our churn and grow in our base, and the gross adds. You know, it’s early in the quarter and, again, we’ll address the second quarter at the end of the second quarter, but we feel good about the progress we’ve made and feel good about the, you know, the progress continuing.
Phil Cusick: Great. Finally, maybe you can just give us a little bit thought on that – it seem like it came down substantially this quarter to about two percent of revenue. How low has this been in the past before you sort of went through the transition? Was it on the one, one-and-a-half ((inaudible))?
Bruce Knoohuizen: Yes, this is Bruce. Historically, we had seen bad debt at, you know, right around two percent of service revenue, and we’re still a little higher than that. Can it come down to the same – as low as those historically levels then get a little bit more of prepaid? You know, that we’ll see, but certainly historically, we have seen it around two percent.
Phil Cusick: Great. Thanks again, guys.
Operator: We go next to Ric Prentiss with Raymond James.
Ric Prentiss: Yes, I had a couple of follow ups that I didn’t hear anyone else ask, on the network side, obviously the TDMA base is declining pretty quickly, 90 percent GSM by year-end. Remind us again of when the cost can come out? Have you already been starting to take some of the TDMA cost out of the network side and the customer care side? Or is that something we have to wait to, I guess, ’08 when the full turn down of TDMA by Cingular roaming ((inaudible)) or maybe (yourself) happens?

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And the second question is on the M&A side, Everett, maybe for you, with the options coming up, does that maybe kind of close the window on M&A activity until after the options are over? And, Bruce the 15 million cap ex increase, I missed what that was for.
Bruce Knoohuizen: OK, the 15 million cap ex was first year cap ex on the acquisitions that we’re closing on the four that we talked about today. So, going forward, the cap ex for those would typically be less than that, but you’ve got some one-time items to build out the network.
In terms of the – what was the first question again?
Ric Prentiss: The TDMA ...
Bruce Knoohuizen: Yes, in terms of that, we constantly take cost out. For instance, as circuits drop in TDMA use, we either take them out or convert them over and use them for GSM. So that’s an ongoing process that we have been engaged in and will continue going forward. There will be some system (left up). As you know, the TDMA does support our analog requirements, and so we’ll keep some. It’ll probably just be a skeleton system by the time we get to the 2008, but, you know, that’s a part of our ongoing efforts is to continually pull those costs out as we see the traffic switch.
Ric Prentiss: OK, and then the M&A window?
Male: The easy answer is if both participants or both – or if the acquisition target is also in the option, then certainly communication is precluded. On the other hand, if the target is not in the option, there is no ((inaudible)). So, does that answer?
Ric Prentiss: Yes, I guess. And I would expect that a lot of the target acquisitions about ((inaudible)) 850, maybe a lot of those guys did not register for the (options) quite possibly?

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Male: Yes, I’m sure there’s going to be some. We’ll obviously look at the public notice when it comes out and address it accordingly.
Ric Prentiss: Great. OK. Good luck, guys.
Male: Thank you.
Operator: As a reminder, if you would like to ask a question today, please press the star key, followed by the digit one. We go next to Jonathan Schildkraut with Jefferies & Company.
Jonathan Schildkraut: Oh, great. Thanks for taking the questions, guys. Most of them have been asked and answered, so I’ll just kind of jump into some questions on the subscriber. I guess once a quarter on the call, somebody says that management’s being too conservative and I guess I’ll take that role this time.
I look at it – the numbers in terms of gross adds, implied churn at the GSM and TDMA subscriber base, and in order to kind of get to the 40,000 range on net adds for the year, there is an implication that churn actually will go up through the course of this year, come back down towards the end of the year, in contrast the kind of the trends that management is talking about. You know, could you provide a little color on that for us?
Male: Yes, Jon. Let me just say a couple of things throughout the call that we would expect, you know, we’re continuing the work that we’re focused on and working on improving our service to customers and the corresponding churn rate. But, you know, and now with the TDMA base, you know, converting now being above 75 percent GSM, that aspect of it is, you know, is lessen. And as we go forward, we’ll look at churn more seasonally, and we’re, you know, in the past and

DOBSON COMMUNICATION
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05-11-06/9:00 a.m. CT
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historically, you have churn come down in the quarter. It might pick up slightly in the quarter going forward, but not, you know, not to the extreme that we’ve seen in the past.
So I always look at, you know, the churn continues to improve. We’ve stated that, we believe it will continue to, you know, seek further improvements. But would say that it would, you know, the trend would look more like it has in the past and could be – and would be more based on seasonal impacts as opposed to the migration impact that we’ve seen in the past.
Jonathan Schildkraut: Great. Could you talk a little bit about (Track Tone)? I believe that they’re your largest reseller partner and that they are largely, if not completely, TDMA as it applies to your network. Are you working with them in terms of having it leased in terms of their adds start to be GSM? Is that already in place and is there any effort to work with them to convert their subscriber base over to the new technology?
Male: They are TDMA, you are correct, they are TDMA today. We’ve had discussions about getting a GSM agreement in place. Nothing’s in place today. We’ve had those discussions and working with them. And so that’s, you know, that’s the kind of current state of affairs with (Track Tone).
Jonathan Schildkraut: Great. Last question, you had given some free cash flow guidance earlier of I guess it was kind of 40 to 50 million; that was back in late February. I’m wondering if that is still the free cash flow guidance or if there’s an updated outlook?
Male: No, that’s still the guidance. I know that we did close to 24 million this quarter, but we will start seeing some additional cash needs from a cash basis to pay for some of the cap ex. For instance, a lot of the cap ex that came in the first quarter is accrued as cap ex, but the actual cash payment will be paid in the second quarter.
Jonathan Schildkraut: OK, great quarter and thank you for taking the questions.

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Male: Thanks, Jon.
Operator: That concludes our question and answer session. At this time, I’d like to turn the call back over to senior management for any additional or closing comments?
Male: Well, I would just say again thanks to all of you for participating, and we look forward to reporting to you on further progress in the company as we move forward. Thank you.
Operator: That concludes today’s conference call. Thank you for your participation. You may now disconnect.
END